Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Freeze Tag, Inc.

We consent to the use of our report dated August 13, 2010 with respect to the financial statements of Freeze Tag, Inc. as of and for the years ended December 31, 2009 and 2008, and to the reference to our firm under the caption “Experts”, included in the Registration Statement on Form S-1 filed by Freeze Tag, Inc. on August 13, 2010.

/s/ M&K CPAS, PLLC

Houston, Texas

August 13, 2010